Exhibit (12)(b)

WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
 AND PREFERRED STOCK DIVIDENDS

		Years Ended December 31,
(In millions)		2007		2006		2005	2004	2003
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations		$8,773		11,470		9,462	7,633	6,080
Fixed charges, excluding preferred stock dividends and capitalized interest		11,458		8,189		4,971	2,701	2,309

Earnings	(A)	$20,231		19,659		14,433	10,334	8,389

Interest, excluding interest on deposits		$11,140		7,897		4,711	2,474	2,113
One-third of rents		318		292		260	227	196
Preferred stock dividends		-		-		-	-	5
Capitalized interest		-		-		-	-	-

Fixed charges (a)	(B)	$11,458		8,189		4,971	2,701	2,314

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/(B)	1.77	X	2.40	X	2.90	3.83	3.63

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations		$8,773		11,470		9,462	7,633	6,080
Fixed charges, excluding preferred stock dividends and capitalized interest		24,419		17,308		10,268	5,554	4,669

Earnings	(C)	$33,192		28,778		19,730	13,187	10,749

Interest, including interest on deposits		$24,101		17,016		10,008	5,327	4,473
One-third of rents		318		292		260	227	196
Preferred stock dividends		-		-		-	-	5
Capitalized interest		-		-		-	-	-

Fixed charges (a)	(D)	$24,419		17,308		10,268	5,554	4,674

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/(D)	1.36	X	1.66	X	1.92	2.37	2.30

(a) Fixed charges do not include: 1) other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others,” and 2) interest on uncertain income tax positions.